Exhibit 21.1

Subsidiaries of the Registrant, as of December 31, 2016

Subsidiary	Jurisdiction of Organization

AMN Allied Services, LLC	Delaware

AMN Healthcare Allied, Inc.	Texas

AMN Healthcare, Inc.	Nevada

AMN Services, LLC	North Carolina

AMN Staffing Services, LLC	Delaware

AMN Vision Services, LLC	Delaware

Avantas, LLC	Nebraska

B. E. Smith Interim Services, Inc.	Kansas

B. E. Smith, Inc.	Kansas

HealthSource Global Staffing, Inc.	California

Locum Leaders of Missouri, LLC	Missouri

Locum Leaders, LLC	Delaware

Medefis, Inc.	Delaware

Merritt, Hawkins & Associates, LLC	California

MillicanSolutions, LLC	Delaware

Nursefinders, LLC	Texas

O’Grady Peyton International (Europe) Limited	United Kingdom

O’Grady Peyton International (India) Private Limited	India

O’Grady Peyton International Recruitment U.K. Limited	United Kingdom

O’Grady-Peyton International (USA), Inc.	Massachusetts

Onward Healthcare, LLC	Delaware

Peak Government Services, Inc.	California

Peak Health Solutions, Inc.	California

Peak Provider Solutions, Inc.	Delaware

ShiftWise, Inc.	Oregon

Spectrum Insurance Company, Inc.	Hawaii

Staff Care, Inc.	Delaware

The First String Healthcare, Inc.	California